Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for the Three and Nine Months Ended July 31, 2011

STATEN ISLAND, N.Y., Sept. 13, 2011 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. ("Coffee Holding") (Nasdaq:JVA) today announced its operating results for the three and nine months ended July 31, 2011. In this release, the Company:

●
Reports net sales of $98,737,976 for the nine months ended July 31, 2011 and $35,764,866 for the three months ended July 31, 2011 compared to net sales of $60,309,228 for the nine months ended July 31, 2010 and $19,032,770 for the three months ended July 31, 2010;

●	Reports sales growth of 88% for the three months ended July 31, 2011 compared to the three months ended July 31, 2010; and

●
Reports net income of $168,236, or $0.03 per share (basic and diluted) for the three months ended July 31, 2011 compared to net income of $424,091, or $0.08 per share (basic and diluted) for the three months ended July 31, 2010.

Results of Operations

The Company had net income of $168,236, or $0.03 per share (basic and diluted), for the three months ended July 31, 2011 compared to net income of $424,091 or $0.08 per share (basic and diluted), for the three months ended July 31, 2010. The decrease in net income primarily reflects unrealized losses on the Company's option positions of $1,202,443, which were marked to the market at the end of the quarter. The Company had net income of $2,397,265, or $0.44 per share (basic and diluted) for the nine months ended July 31, 2011 compared to net income of $1,782,517 or $0.33 per share (basic and diluted), for the nine months ended July 31, 2010. The increase in net income primarily reflects increased gross profit.

Net sales totaled $35,764,866 for the three months ended July 31, 2011, an increase of $16,732,096, or 88%, from $19,032,770 for the three months ended July 31, 2010. The increase in net sales reflects higher sales prices compared to the third quarter of fiscal 2010 as well as additional poundage sold due to the addition of our subsidiary, OPTCO, and additional sales to our largest green coffee customer and three largest private label customers. Net sales totaled $98,737,976 for the nine months ended July 31, 2011, an increase of $38,428,748, or 64%, from $60,309,228 for the nine months ended July 31, 2010. The increase in net sales reflects higher sales prices compared to the second quarter of fiscal 2010 as well as additional poundage sold due to the addition of the Company's subsidiary, OPTCO, as well as additional sales of green coffee to new customers and increased private label sales.

Cost of sales for the three months ended July 31, 2011 was $33,670,406 or 94.2% of net sales, as compared to $16,574,355 or 87.1% of net sales for the three months ended July 31, 2010. The increase in cost of sales reflects the increased cost of green coffee, as well as unrealized losses on the Company's option positions of $1,202,443, which were marked to market at the end of the quarter. Cost of sales for the nine months ended July 31, 2011 was $89,963,400 or 91.1% of net sales, as compared to $52,655,415 or 87.3% of net sales for the nine months ended July 31, 2010. The increase in cost of sales reflects the increased cost of green coffee, as well as a greater percentage of sales of green coffee versus roasted coffee sales, as well as the unrealized losses relating to the Company's option positions, which were marked to market at the end of the quarter.

Total operating expenses increased by $78,661, or 4.7%, to $1,754,024 for the three months ended July 31, 2011 as compared to operating expenses of $1,675,363 for the three months ended July 31, 2010. The increase in operating expenses was due to increases in selling and administrative expense due to a higher level of business during this period. Total operating expenses increased by $679,129, or 14.9%, to $5,229,089 for the nine months ended July 31, 2011 as compared to operating expenses of $4,549,960 for the nine months ended July 31, 2010. The increase in operating expenses was due to increases in selling and administrative expense resulting from increased trade shows and traveling activities.

"This quarter posed many challenges for the Company as market conditions in the coffee industry continued to be volatile. Even with these challenges, the Company continued to deliver growth and good operating results. Our revenues grew 88% during a period in which both outside economic factors, as well as a declining coffee market, worked in tandem against us. Our horizontally integrated business model was an important factor in helping us meet and overcome these headwinds. Although our gross margins declined in the specialty green coffee areas, our sales of private label partially offset that decline as we grew our business in dollars with our five largest accounts as well as increasing our cases sold in three out of these five accounts. Unfortunately, coffee futures fell unexpectedly at the very end of the quarter putting many of our hedging positions underwater. An unrealized loss of $1.2 million (the value of our option positions held as of July 31, 2011) is reflected in our cost of sales, but this loss remains unrealized and could change during our fourth quarter. Without this unrealized loss, our gross margins remained at traditional levels. We remain focused on continued revenue growth and believe that we are taking the necessary steps to achieve the growth necessary to make us a more vital player within this industry," said Mr. Andrew Gordon, President and CEO of Coffee Holding Co.

Quarterly Dividend

The Company's previously announced quarterly cash dividend of $0.03 per share will be paid to stockholders of record as of the close of business on October 17, 2011. The dividend will be paid on October 31, 2011.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company's private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 31, 2011 AND OCTOBER 31, 2010

	July 31, 2011	October 31, 2010
	(unaudited)
- ASSETS --
CURRENT ASSETS:
Cash and cash equivalents	$3,772,322	$1,672,921
Commodities held at broker	--	275,499
Accounts receivable, net of allowances of $197,078 for 2011 and 2010	13,107,671	8,852,372
Inventories	13,125,081	8,190,420
Prepaid green coffee	1,167,153	1,335,676
Prepaid expenses and other current assets	264,761	502,852
Prepaid and refundable income taxes	81,390	9,521
Deferred income tax asset	555,150	55,659
TOTAL CURRENT ASSETS	32,073,528	20,894,920
Machinery and equipment, at cost, net of accumulated depreciation of $5,465,207 and $5,147,593 for 2011 and 2010, respectively	1,662,538	1,560,940
Customer list and relationships, net of accumulated amortization of $9,375 and $3,750 for 2011 and 2010, respectively	140,625	146,250
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Deferred income tax asset	68,600	--
Deposits and other assets	750,370	699,029
TOTAL ASSETS	$35,315,661	$23,921,139
- LIABILITIES AND STOCKHOLDERS' EQUITY --
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$10,899,650	$7,124,072
Line of credit	6,712,086	2,306,749
Due to broker	879,058	--
Income taxes payable	629,518	234,744
Contingent liability	--	41,000
TOTAL CURRENT LIABILITIES	19,120,312	9,706,565
Deferred income tax liabilities	--	17,659
Deferred rent payable	141,380	124,756
Deferred compensation payable	606,599	540,642
TOTAL LIABILITIES	19,868,291	10,389,622
STOCKHOLDERS' EQUITY:
Coffee Holding Co., Inc. stockholders' equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; 0 issued	--	--
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,579,830 shares issued; 5,490,823 shares outstanding for 2011 and 2010	5,580	5,580
Additional paid-in capital	7,581,973	7,581,973
Contingent consideration	39,000	39,000
Retained earnings	8,047,352	6,151,054
Less: Treasury stock, 89,007 common shares, at cost for 2011 and 2010	(295,261)	(295,261)
Total Coffee Holding Co., Inc. Stockholders' Equity	15,378,644	13,482,346
Noncontrolling interest	68,726	49,171
TOTAL EQUITY	15,447,370	13,531,517
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,315,661	$23,921,139

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2011	2010	2011	2010
NET SALES	$98,737,976	$60,309,228	$35,764,866	$19,032,770

COST OF SALES (including $18.5 and $15.3 million of related party costs for the nine months ended July 31, 2011 and 2010, respectively. Including $6.8 and $3.7 million for the three months ended July 31, 2011 and 2010, respectively.)	89,963,400	52,655,415	33,670,406	16,574,355

GROSS PROFIT	8,774,576	7,653,813	2,094,460	2,458,415

OPERATING EXPENSES:
Selling and administrative	4,749,540	4,100,410	1,604,175	1,525,513
Officers' salaries	479,549	449,550	149,849	149,850
TOTALS	5,229,089	4,549,960	1,754,024	1,675,363

INCOME FROM OPERATIONS	3,545,487	3,103,853	340,436	783,052

OTHER INCOME (EXPENSE)
Interest income	131,628	8,713	20,297	6,062
Interest expense	(195,477)	(145,927)	(76,817)	(51,297)
TOTALS	(63,849)	(137,214)	(56,520)	(45,235)

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARIES	3,481,638	2,966,639	283,916	737,817

Provision for income taxes	1,064,817	1,181,865	106,161	303,935

NET INCOME	2,416,821	1,784,774	177,755	433,882
Less: net (income) loss attributable to the noncontrolling interest	(19,556)	(2,257)	(9,519)	(9,791)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$2,397,265	$1,782,517	$168,236	$424,091

Basic and diluted earnings per share	$.44	$.33	$.03	$.08

Dividends declared per share	$.09	$--	$.03	$--

Weighted average common shares outstanding:
Basic	5,490,823	5,454,742	5,490,823	5,482,127
Diluted	5,500,823	5,464,742	5,500,823	5,492,127

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2011 AND 2010
(Unaudited)

	2011	2010
OPERATING ACTIVITIES:
Net income	$2,416,821	$1,784,774
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	323,239	345,949
Unrealized loss (gain) on commodities	1,154,557	(553,819)
Bad debt expense	--	13,400
Deferred rent	16,624	19,267
Deferred income taxes	(585,750)	98,500
Changes in operating assets and liabilities:
Accounts receivable	(4,255,299)	3,414,186
Inventories	(4,934,661)	(1,187,852)
Prepaid expenses and other current assets	238,091	(4,776)
Prepaid green coffee	168,523	(1,656,300)
Prepaid and refundable income taxes	(71,869)	4,548
Accounts payable and accrued expenses	3,734,577	(1,836,075)
Deposits and other assets	14,616	35,532
Income taxes payable	394,774	(216,979)
Net cash (used in) provided by operating activities	(1,385,757)	260,355

INVESTING ACTIVITIES:
Purchases of assets of OPTCO	--	(2,259,924)
Purchases of machinery and equipment	(419,212)	(253,421)
Net cash used in investing activities	(419,212)	(2,513,345)

FINANCING ACTIVITIES:
Advances under bank line of credit	96,021,666	65,316,659
Principal payments under bank line of credit	(91,616,329)	(64,048,367)
Payment of dividend	(500,967)	(166,989)
Net cash provided by financing activities	3,904,370	1,101,303

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,099,401	(1,151,687)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,672,921	1,367,933

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,772,322	$216,246

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2011 AND 2010
(Unaudited)

	2011	2010
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$179,857	$157,566
Income taxes paid	$1,317,698	$1,218,474

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
On May 17, 2010, Coffee Holding Co., Inc. acquired substantially all of the assets of Organic Products Trading Company, Inc. ("OPTCO"):
Assets acquired:
Inventory	$--	$1,809,924
Equipment	--	15,000
Customer list and relationships	--	150,000
Trademarks	--	180,000
Goodwill	--	440,000
Total assets acquired:	--	2,594,924
Purchase of assets funded by:
Contingent liability	--	41,000
Contingent consideration	--	39,000
Common stock, par value $.001 per share, 50,000 shares	--	50
Additional paid-in capital	--	254,950
	--	335,000

Net cash paid	$--	$2,259,924

CONTACT:	Coffee Holding Co., Inc.
Andrew Gordon, President & CEO
(718) 832-0800